EXHIBIT 10.31

Coca-Cola Enterprises Inc.

Stock Option Grant In Connection with the 2007 Incentive Award Plan

(Chief Executive Officer)

Name of Optionee:

Number of Options, each one for one share of common stock of Coca-Cola Enterprises Inc.:

Grant Date:

Option Exercise Price:

Conditions for Vesting:

We are pleased to advise you of your stock option grant from Coca-Cola Enterprises Inc. (also referred to as the “Company”). The terms and conditions applicable to this grant of stock options are described below.

1.	Duration of Options. Your vested options may be exercised for ten years from the date of grant (“Expiration Date”), as long as you are continuously employed by the Company or an Affiliated Company.

2.	Effect of Termination of Employment. If your employment terminates before the Expiration Date, your unvested options are forfeited.

Any options that are, or become, vested at the time of your termination may only be exercised up to the earliest of the Expiration Date, or

a.	48 months after your termination because of Retirement

b.	36 months following your death or termination due to your Disability

c.	24 months following your Severance Termination

d.	6 months after your termination for any other reason.

3.	Effect of a Change in Control of the Company. In the event of your Severance Termination within two years of a Change in Control of the Company (as defined in the 2007 Incentive Award Plan), any unvested options shall become vested on your termination date and all the options that are, or become, vested at the time of your termination may be exercised up to the Expiration Date.

4.	Definitions. For purposes of this grant, the following definitions apply:

a.	An “Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (2) the Company agrees to this subsequent employment.

b.	“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

c.	“Retirement” means termination of employment at or after age 55, provided (i) you are eligible for an immediately payable benefit under the Coca-Cola Enterprises Inc. Employees’ Pension Plan and (ii) you are not terminated for Cause.

d.	“Severance Termination” means your involuntary termination without Cause or your voluntary termination for Good Reason. “Cause” means (i) willful or gross misconduct that is materially detrimental to the Company, (ii) a willful act of personal dishonesty or fraud in either case, committed against the Company, or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel. For purposes of this definition of Cause, no act or failure to act by you shall be considered “willful” unless it occurs without your good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status; (ii) a material reduction in base salary or annual cash bonus incentive opportunities (whether in one reduction or cumulatively); or (iii) relocation of your principal office more than 50 miles from Atlanta, unless such relocation is closer to your primary residence, or outside the Company’s corporate headquarters. You must give written notice to the Company within 60 days of the date on which you are notified of such circumstances, and the Company will have one month to remedy the matter.

5.	Exercise of Options. You may exercise your vested options by following the procedures established from time to time by the Company.

6.	Nature of Grant. In accepting the grant, you are acknowledging that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b.	the grant of the options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

c.	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; and

d.	in consideration of the grant of options, no claim or entitlement to compensation or damages shall arise from termination of the options or diminution in value of the options or shares purchased through exercise of the options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this grant, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

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Responsibility for Taxes. By accepting this grant, you also acknowledge that, regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you may be required to pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you are hereby authorizing the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you must pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means described above. The Company may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items, as described in this section.

8.	Deemed Acceptance of Grant. This document is a summary of your grant under the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan (the “Plan”), the terms of which are incorporated by reference into this document. There is no need to acknowledge your acceptance of this grant of stock options, as you will be deemed to have accepted the grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

9.	Plan Administration. The Company is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

COCA-COLA ENTERPRISES INC.

STOCK PLAN ADMINISTRATOR

P.O. BOX 723040

ATLANTA, GA, USA 31139-0040

770-989-3000

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